SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                                Amendment No. 10
                                    --------
                        Gyrodyne Company of America, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $1.00 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    403820103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Elchanan Maoz
                                 Platinum House
                               21 Ha'arba'a Street
                                 Tel Aviv, 64739
                                     Israel
                               Tel: 972-3-6858555
                               Fax: 972-3-6858557

                              Guy N. Molinari, Esq.
                                Heller Ehrman LLP
                                 7 Times Square
                               Times Square Tower
                               New York, NY 10036
                                 (212) 832-8300
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 March 20, 2006
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 403820103
-------------------------------------------------------------------
       1NAME OF REPORTING PERSONS.
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Kellogg Capital Group, LLC
-------------------------------------------------------------------
       2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a)  (b)
-------------------------------------------------------------------
       3SEC USE ONLY
-------------------------------------------------------------------
       4SOURCE OF FUNDS*
                        N/A
--------------------------------------------------------------------
       5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------
       6CITIZENSHIP OR PLACE OF ORGANIZATION
               New York
--------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------
       7SOLE VOTING POWER
                        0
--------------------------------------------------------------------
       8SHARED VOTING POWER
                        0
--------------------------------------------------------------------
       9SOLE DISPOSITIVE POWER
                        0
--------------------------------------------------------------------
       10      SHARED DISPOSITIVE POWER
                        0
-------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        0
-------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*
-------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
-------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*
                        BD
-------------------------------------------------------------------

CUSIP No. 403820103
--------------------------------------------------------------------
        1NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Kellogg Group, LLC
--------------------------------------------------------------------
        2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)  (b)
--------------------------------------------------------------------
        3SEC USE ONLY
--------------------------------------------------------------------
        4SOURCE OF FUNDS*
                         N/A
---------------------------------------------------------------------
        5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
---------------------------------------------------------------------
        6CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
---------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------
        7SOLE VOTING POWER
                         0
---------------------------------------------------------------------
        8SHARED VOTING POWER
                         0
---------------------------------------------------------------------
        9SOLE DISPOSITIVE POWER
                         0
---------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                         0
--------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
--------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0%
--------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                         OO
--------------------------------------------------------------------

CUSIP No. 403820103
--------------------------------------------------------------------
        1NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Charles K. Kellogg
-------------------------------------------------------------------
        2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)    (b)
--------------------------------------------------------------------
        3SEC USE ONLY
--------------------------------------------------------------------
        4SOURCE OF FUNDS*
                         N/A
---------------------------------------------------------------------
        5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
---------------------------------------------------------------------
        6CITIZENSHIP OR PLACE OF ORGANIZATION
                         U.S.A.
---------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------
        7SOLE VOTING POWER
                         0
---------------------------------------------------------------------
        8SHARED VOTING POWER
                         0
---------------------------------------------------------------------
        9SOLE DISPOSITIVE POWER
                         0
---------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                0
--------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                         0
------------    --------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
--------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0%
--------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                         IN
--------------------------------------------------------------------

CUSIP No. 403820103
---------------------------------------------------------------------
         1.      NAME OF REPORTING PERSONS.
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                 Lee Kellogg
---------------------------------------------------------------------
         2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                          (a)    (b)
---------------------------------------------------------------------
         3SEC USE ONLY
---------------------------------------------------------------------
         4SOURCE OF FUNDS*
                          N/A
----------------------------------------------------------------------
         5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------------
         6CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.A.
----------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------------
         7SOLE VOTING POWER
                          0
----------------------------------------------------------------------
         8SHARED VOTING POWER
                          0
----------------------------------------------------------------------
         9SOLE DISPOSITIVE POWER
                          0
----------------------------------------------------------------------
         10      SHARED DISPOSITIVE POWER
                          0
---------------------------------------------------------------------
         11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                          0
---------------------------------------------------------------------
         12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
---------------------------------------------------------------------
         13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                          0%
---------------------------------------------------------------------
         14      TYPE OF REPORTING PERSON*
                          IN
---------------------------------------------------------------------

CUSIP No. 403820103
--------------------------------------------------------------------
        1NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Everest Special Situations Fund L.P.
--------------------------------------------------------------------
        2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a)   (b)
--------------------------------------------------------------------
        3SEC USE ONLY
--------------------------------------------------------------------
        4SOURCE OF FUNDS*
                         N/A
---------------------------------------------------------------------
        5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
---------------------------------------------------------------------
        6CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
---------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------
        7SOLE VOTING POWER
                         0
---------------------------------------------------------------------
        8SHARED VOTING POWER
                         30,524
---------------------------------------------------------------------
        9SOLE DISPOSITIVE POWER
                         0
---------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                         30, 524
--------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                         30,524
--------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
--------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         2.5%
--------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------
       1NAME OF REPORTING PERSONS.
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Maoz Everest Fund Management Ltd.
-------------------------------------------------------------------
       2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a)    (b)
-------------------------------------------------------------------
       3SEC USE ONLY
-------------------------------------------------------------------
       4SOURCE OF FUNDS*
                        N/A
--------------------------------------------------------------------
       5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------
       6CITIZENSHIP OR PLACE OF ORGANIZATION
                        Israel
--------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------
       7SOLE VOTING POWER
                        0
--------------------------------------------------------------------
       8SHARED VOTING POWER
                        30,524
--------------------------------------------------------------------
       9SOLE DISPOSITIVE POWER
                        0
--------------------------------------------------------------------
       10      SHARED DISPOSITIVE POWER
                        30,524
-------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        30,524
-------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*
-------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        2.5%
-------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*
                        CO
-------------------------------------------------------------------

CUSIP No. 403820103
---------------------------------------------------------------------------
          1NAME OF REPORTING PERSONS.
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elchanan Maoz
----------------------------------------------------------------------
          2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (a)    (b)
----------------------------------------------------------------------
          3SEC USE ONLY
----------------------------------------------------------------------
          4SOURCE OF FUNDS*
                           N/A
-----------------------------------------------------------------------
          5CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEMS 2(d) OR 2(e)
-----------------------------------------------------------------------
          6CITIZENSHIP OR PLACE OF ORGANIZATION
                           Israel
-----------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------
          7SOLE VOTING POWER
                           0
-----------------------------------------------------------------------
          8SHARED VOTING POWER
                           30,524
-----------------------------------------------------------------------
          9SOLE DISPOSITIVE POWER
                               0

---------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                         30,524
--------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                         30,524
--------------------------------------------------------------------
        12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*
--------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         2.5%
--------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                         IN
--------------------------------------------------------------------

Introduction:

     This amendment is being made to disclose the sale of Issuer's Common Stock by Kellogg Capital Group, LLC , Kellogg Group, LLC, Charles K. Kellogg, and Lee Kellogg (collectively, "Kellogg").

     Everest Special Situations Fund, Maoz Everest Fund Management Ltd. and Elchanan Maoz, (collectively, "Everest") have had no change in their beneficial ownership.

                                AMENDMENT NO. 10
                                     TO THE
                                  SCHEDULE 13D

Item 1.  Security and Issuer

(a)      Class of Securities: Common Stock, par value $1.00
         ("Common Stock")

(b) Issuer: Gyrodyne Company of America, Inc. 102 Flowerfield St. James, New York 11780

Item 5.  Interest in Securities of the Issuer

          (c) On March 20, 2006, Kellogg sold 61,772 shares of Issuer's Common Stock in a block trade for a price of $42.00 per share.

          (e) The Reporting Persons no longer beneficially own in excess of five percent (5%) of the shares in the Issuer and are no longer subject to reporting under section 13D of the Exchange Act.

Item 7.     Material to be filed as Exhibits

            None

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  March 21, 2006

EVEREST SPECIAL SITUATIONS FUND L.P.               MAOZ EVEREST FUND MANAGEMENT LTD.

By:      Maoz Everest
         Fund Management Ltd.,
         Its general partner                       By:      /s/ ELCHANAN MAOZ
                                                   Name:    Elchanan Maoz
By:      /s/ ELCHANAN MAOZ                         Title:   Chairman and Chief Executive Officer
Name:    Elchanan Maoz
Title:   Chairman and Chief Executive Officer
         /s/ ELCHANAN MAOZ
         Elchanan Maoz

KELLOGG CAPITAL GROUP, LLC

         By: /s/ MATTHEW BRAND
         Name:    Matthew Brand


         Title:   Managing Director
KELLOGG GROUP, LLC

         By: /s/ MATTHEW BRAND
         Name:     Matthew Brand


         Title:   Managing Director
/s/ CHARLES K. KELLOGG


Charles K. Kellogg


/S/ LEE KELLOGG
Lee Kellogg
